Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE QUARTER ENDED JUNE 30, 2005

Boston, Massachusetts, August 18, 2005. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBGF) broke even on revenues of $3.2 million in the second quarter of 2005 compared with a net loss of $2.8 million ($0.49 per share) on revenues of $2.9 million for the second quarter of 2004. The $2.8 million increase in net income during the second quarter of 2005 compared to the second quarter of 2004 was primarily attributable to a $1.1 million federal income tax liability incurred during the second quarter of 2004 in connection with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company, a $1.0 million increase in realized portfolio gains during the second quarter of 2005, and lower Russian withholding taxes of $0.9 million during the second quarter of 2005 related to dividends payable from Open Joint-Stock Company “PIOGLOBAL Real Estate Investment Fund” (“PIOGLOBAL Real Estate Investment Fund”); partially offset by, a realized gain of $0.2 million during the second quarter of 2004 from the Company’s investment in the Prospect Poland Fund.

For the six months ended June 30, 2005, the Company reported a net loss of $0.5 million ($0.09 per share) compared to a net loss of $3.4 million ($0.60 per share) for the six months ended June 30, 2004. The $2.9 million decrease in net losses was attributable primarily to a $1.6 million increase in realized portfolio gains during the six months ended June 30, 2005, the $1.1 million federal income tax liability incurred during the six months ended June 30, 2004 in connection with the conversion of Pioglobal First Russia, Inc. into a Delaware limited liability company and lower dividend withholding taxes of $0.9 million during the second quarter of 2005 related to dividends payable from the PIOGLOBAL Real Estate Investment Fund; offset partially by, lower currency translation gains of $0.4 million and the 2004 realized gain of $0.2 million from the sale of two Prospect Poland Fund investments.

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars

	Second Quarter		Six Months Ended June 30
	2005	2004	2005	2004
Revenues	$3.2	$2.9	$6.0	$6.3

Earnings (Loss)	$—	$(2.8)	$(0.5)	$(3.4)

Per Share Earnings (Loss)	$0.01	$(0.49)	$(0.09)	$(0.60)

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.9	$2.7	$5.4	$5.8
Real Estate Management	0.3	0.2	0.6	0.5
Other	—	—	—	—

Segment (Loss) Earnings
Russian Real Estate Management and Investment Management	$(0.2)	$(3.0)	$(0.5)	$(3.1)
Real Estate Management	0.1	(0.2)	(0.1)	(0.5)
Other	0.1	0.4	0.1	0.2

This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.